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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934

                        Commission File Number 333-31625
                                               ---------

                               PETSEC ENERGY INC.
             (Exact name of registrant as specified in its charter)

                               143 Ridgeway Drive
                                   Suite 113
                           Lafayette, Louisiana 70503
                                 (337) 989-1942
      (Address, including zip, and telephone number, including area code, of registrant's principal executive offices)


                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
      Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)    [ ]         Rule 12h - 3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)   [ ]         Rule 12g-4h(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]         Rule 12g-4h(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6              [X]
        Rule 12g-3(b)(1)(i)    [ ]

                 Approximate number of holders of record as of
                   the certification or notice date: one (1)

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Petsec Energy Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 16, 2001
                                       By:    /s/ ROSS A. KEOGH
                                              ---------------------------------
                                              Ross A. Keogh
                                              Director and Vice-President
                                              --Chief Financial Officer